SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




                                MATTEL, INC.
                                ------------
             (Exact name of registrant as specified in its charter)


             Delaware                                           95-1567322
----------------------------------                         -------------------
(State or other jurisdiction                               (I.R.S. Employer
 of incorporation or organization)                         Identification No.)



333 Continental Boulevard, El Segundo, California                   90245-5012
-------------------------------------------------                   ----------
(Address of principal executive offices)                            (Zip Code)




       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                           Name of each exchange on which
to be so registered                           each class is to be registered
-------------------                           ------------------------------
Common Stock, $1.00 par value                 New York Stock Exchange
                                              Pacific Stock Exchange


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement undet the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]


       Securities to be registered pursuant to Section 12(g) of the Act:


                                   NONE
                              --------------
                              Title of class

Item 1.  Description of Registrant's Securities to be Registered.
         --------------------------------------------------------

         Mattel's authorized capital stock as of the date hereof consists of 300,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), 3,000,000 shares of preferred stock, $1.00 par value per share
         (the "Preferred Stock"), and 20,000,000 shares of preference stock, $.01 par value per share (the
         "Preference Stock"). Mattel does not presently have outstanding, and Mattel's Certificate of Incorporation does not authorize, any other classes of capital stock.
         Holders of shares of Common Stock have no preemptive, redemption or conversion rights. The holders of Common
         Stock are entitled to receive dividends when and as declared by the Mattel Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Mattel, the holders of Common Stock may share ratably in the net assets of Mattel and liquidating distributions to holders of Preferred Stock or Preference Stock, if any. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by such holder and may cumulate its votes in the election of directors. As of February 15, 1996, there were 279,067,715 shares of Common Stock issued, as adjusted to reflect the five-for-four stock split payable as a stock dividend declared February 6, 1996. Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth (128/37,500ths as adjusted to reflect a series of stock splits) of a share of Mattel Series E Junior Participating Preference Stock, $.01 par value per share. The registrar and transfer agent for the Common Stock is the First National Bank of Boston.


Item 2.  Exhibits.
         ---------

         No.                        Document                      Page
         ---       ------------------------------------------     ----
         1.        Restated Certificate of Incorporation of
                   the Company (incorporated by reference
                   to Exhibit 3.0 to the Company's Annual
                   Report on Form 10-K for the year ended
                   December 31, 1993)

         2. By-laws of the Company, as amended to date (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1992)

         3.*       Specimen Stock Certificate with respect to
                   Common Stock


         ----------------
         *Filed herewith.

                            SIGNATURE
                            ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                      MATTEL, INC.
                                      Registrant

                                      By: /s/ Leland P. Smith
                                          -----------------------------
                                          Leland P. Smith
                                          Assistant Secretary and
Date: February 28, 1996                   Assistant General Counsel
      -----------------